EXHIBIT 10.4

THIS LICENSE AGREEMENT NOT VALID UNTIL EXECUTION COPIES HAVE BEEN SIGNED BY ALL PARTIES.

                           EXCLUSIVE LICENSE AGREEMENT

      THIS AGREEMENT (the "Agreement") by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut ("YALE"), The Research Foundation of State University of New York, on behalf of University at Buffalo, a nonprofit, educational corporation organized and existing under the laws of the State of New York ("FOUNDATION") and Hudson Health Sciences, Inc. a corporation organized and existing under the laws of the State of DELAWARE, and with principal offices located at 400 Oyster Point Boulevard, Suite 215, South San Francisco, CA 94080 ("LICENSEE") is effective as of February, 4, 2004 ("EFFECTIVE DATE").

                              ARTICLE 1 BACKGROUND

      1.1. In the course of research conducted under the auspices of Yale University, and, previously and separately, under auspices of FOUNDATION (the "INSTITUTIONS"), Yung-Chi Cheng and Chien-Neng Chang in the Department of Pharmacology at Yale and Thomas J. Bardos, Yung-Chi Cheng, Alan C. Schroeder, and Simon M. N. Efange at SUNY Buffalo (the "INVENTORS"), have produced inventions entitled "Therapeutic Use of IPDR" and "5-Ioso 2-Pyrimidinone Nucleoside", respectively.

      1.2. YALE has been granted the exclusive right and responsibility for negotiating, arranging, and managing licenses for the mutual benefit of FOUNDATION and YALE pursuant to an agreement between FOUNDATION and YALE dated as of February 4, 2004.

      1.3. INSTITUTIONS wish to have the INVENTIONS and any resulting patents commercialized to benefit the public good.

      1.4. LICENSEE has represented to INSTITUTIONS to induce INSTITUTIONS to enter into this Agreement that it shall act diligently to develop and commercialize the LICENSED PRODUCTS for public use throughout the LICENSED TERRITORY (as defined below).

      1.5. INSTITUTIONS are willing to grant a license to LICENSEE, subject to the terms and conditions of this Agreement.

      1.6. In consideration of these statements and mutual promises, INSTITUTIONS and LICENSEE agree to the terms of this Agreement.

                             ARTICLE 2 DEFINITIONS

The following terms used in this Agreement shall be defined as set forth below:

      2.1. "AFFILIATE" shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE. For purposes of this definition, "control" means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

      2.2. "ANTIDILUTION PROTECTION" shall mean that in the event that price per share of LICENCEE's adjusted common stock value fails to exceed FAIR MARKET VALUE in any subsequent financing, LICENSEE shall issue to INSTITUTIONS additional shares in such amount so that INSTITUTIONS shall maintain an implied monetary interest in LICENSEE, based on valuation at the time of such subsequent financing, of not less than the value of INSTITUTION's shares or options upon date of grant.

      2.3 "CONFIDENTIAL INFORMATION" shall mean all information disclosed by one party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually or in tangible form, that relates to LICENSED PATENTS or the Agreement itself, unless such information is subject to an exception described in Article 8.2; provided, however, that CONFIDENTIAL INFORMATION that is disclosed in tangible form shall be marked "Confidential" at the time of disclosure and CONFIDENTIAL INFORMATION that is disclosed orally or visually shall be identified as confidential at the time of disclosure and subsequently reduced to writing, marked confidential and delivered to the other party within thirty (30) days of such disclosure. CONFIDENTIAL INFORMATION shall include, without limitation, materials, know-how and data, technical or non-technical, trade secrets, inventions, methods and processes, whether or not patentable. Notwithstanding any other provisions of this Article 2.2, CONFIDENTIAL INFORMATION of LICENSEE that is subject to Article 8 of this Agreement is limited to information that LICENSEE supplies pursuant to LICENSEE's obligations under Articles 7 and 9 of this Agreement, unless otherwise mutually agreed to in writing by the parties.

      2.4 "EARNED ROYALTY" is defined in Article 6.1.

      2.5 "EFFECTIVE DATE" is defined in the introductory paragraph of this Agreement.

      2.6 `FAIR MARKET VALUE" shall mean $2.37 per share of common stock at 4,000,000 shares outstanding on the EFFECTIVE DATE of the license; or for subsequent stock grant shall mean the last sale price of the Common Stock on the trading day on which the value is being determined or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices of the Common Stock on such day, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the representative closing sale price of the Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"), or other similar organization if NASDAQ is no longer reporting such information, or, if the Common Stock is not reported on NASDAQ, the high per share sale price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if not so available, the fair market value of the Common Stock as determined by the price per share in the most recent private financing round wherein (i) the total shares in the financing represent no less than five percent (5%) of the equity after the financing, (ii) greater than fifty percent (50%) of the shares were purchased by parties unaffiliated with Company management or directors, and (iii) the transaction was not connected to any business agreement between an investing party or parties and the Company.

      2.7 "FIELD" shall mean all uses.

      2.8 "FIRST SALE" shall mean the first sale to a third party of any LICENSED PRODUCT or LICENSED METHOD in any country.

      2.9 "IND" shall mean an investigational new drug application filed with the United States Food and Drug Administration prior to beginning clinical trials in humans in the United States or any comparable application filed with regulatory authorities in or for a country or group of countries other than the United States

      2.10 "INVENTIONS" are IPdR composition, as covered by United States Patent 4,895,937 entitled "5-Ioso 2-Pyrimidinone Nucleoside", and use for the treatment of cancers as covered by a United States Patent 5,728,684 and related pending or issued foreign applications, together with any continuations, continuations-in-part, and any divisional, or substitute patents, any reissues or re-examinations of any such applications or patents, and any extension of the term of any such patent

      2.11 "INVENTORS" are defined in Article 1.1

      2.12 "INSOLVENT" shall have the meaning ascribed to such term in the United States Federal Bankruptcy Law, as amended from time to time, or has commenced bankruptcy, reorganization or insolvency proceedings, or any other proceeding under any federal, state or other law for the relief of debtors.

      2.13 "LICENSE" refers to the license granted under Article 3.1.

      2.14 "LICENSED METHODS" shall mean any method, procedure, service or process the practice of which, in the absence of a license from INSTITUTIONS, would infringe a VALID CLAIM of a LICENSED PATENT or which uses a LICENSED PRODUCT.

      2.15 "LICENSED PATENTS" shall mean the United States or foreign patent application(s) and patents(s) listed in Appendix A and owned by INSTITUTIONS or FOUNDATION during the term of this Agreement, together with any continuations, divisionals, and continuations-in-part, to the extent the claims of any such patent or patent application are directed to subject matter specifically described in the patent applications listed on Appendix A; any reissues, re-examinations, or extensions thereof, or substitutes therefor; and the relevant international equivalents of any of the foregoing. Appendix A is incorporated into this Agreement.

      2.16 "LICENSED PRODUCTS" shall mean any product (including any apparatus or kit) or component part thereof, the manufacture, use or sale of which, in the absence of a license from INSTITUTIONS, would infringe a VALID CLAIM of a LICENSED PATENT.

      2.17 "LICENSED TERRITORY" shall mean worldwide.

      2.18 "NDA" shall mean a new drug application filed with the United States Food and Drug Administration to obtain marketing approval for a LICENSED PRODUCT in the United States or any comparable application filed with a regulatory authority in or for a country or group of countries other than the United States.

      2.19 "NET SALES" shall mean:

            (a) gross invoice price from the sale, lease or other transfer or disposition of the LICENSED PRODUCTS or LICENSED METHODS, or from services performed using LICENSED PRODUCTS or LICENSED METHODS, by LICENSEE, SUBLICENSEES or AFFILIATES to third parties, except as set forth in Article 2.16(b), less the following deductions, provided they actually pertain to the disposition of the LICENSED PRODUCTS or LICENSED METHODS and are separately invoiced:

            (i) all discounts, credits and allowances on account of returns;

            (ii) transportation and insurance; and

            (iii) duties, taxes and other governmental charges levied on the sale, transportation or delivery of LICENSED PRODUCTS or practice of the LICENSED METHODS, but not including income taxes.

No deductions shall be made for any other costs or expenses, including but not limited to commissions to independents, agents or those on LICENSEE's, SUBLICENSEE's or an AFFILIATE's payroll or for the cost of collection.

            (b) "NET SALES" shall not include the gross invoice price for LICENSED PRODUCTS or LICENSED METHODS sold to, or services performed using LICENSED PRODUCTS or LICENSED METHODS for, any AFFILIATE unless such AFFILIATE is an end-user of any LICENSED PRODUCT or LICENSED METHOD, in which case such consideration shall be included in NET SALES at the average selling price charged to a third party during the same quarter.

      2.20 "REASONABLE COMMERCIAL EFFORTS" shall mean documented efforts that are consistent with those utilized by companies of similar size and type that have successfully developed products and services similar to LICENSED PRODUCTS and LICENSED METHODS.

      2.21 "SUBLICENSE INCOME" shall mean consideration in any form received by LICENSEE or an AFFILIATE in connection with a grant to any third party or parties of a sublicense or other right, license, privilege or immunity to make, have made, use, sell, have sold, distribute, import or export LICENSED PRODUCTS or to practice LICENSED METHODS, but excluding consideration included within NET SALES. SUBLICENSE INCOME shall include without limitation any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment received by LICENSEE, equity, distribution or joint marketing fee, research and development funding in excess of LICENSEE's cost of performing such research and development, and any consideration received for an equity interest in, extension of credit to or other investment in LICENSEE to the extent such consideration exceeds the fair market value of the equity or other interest received as determined by agreement of the parties or by an independent appraiser mutually agreeable to the parties.

      2.22 "SUBLICENSEE" shall mean any third party sublicensed by LICENSEE to make, have made, use, sell, have sold, import or export any LICENSED PRODUCT or to practice any LICENSED METHOD.

      2.23 "TERM" is defined in Article 3.4.

      2.24 "VALID CLAIM" shall mean a pending, issued or unexpired claim of a LICENSED PATENT so long as such claim shall not have been irrevocably abandoned or declared to be invalid in an unappealable decision of a court or other authority or competent jurisdiction through no fault of cause of LICENSEE.

      2.25 "ACADEMIC RESEARCH PURPOSES" shall mean use of a LICENSED PRODUCT or a LICENSED METHOD for academic research or other not-for-profit scholarly purposes which are undertaken at An academic, non-profit, or governmental institution and that does not use a LICENSED PRODUCT or a LICENSED METHOD in the production or manufacture of products for sale or the performance of services for a fee.

                        ARTICLE 3 LICENSE GRANT AND TERM

      3.1. Subject to all the terms and conditions of this Agreement, INSTITUTIONS hereby grants to LICENSEE an exclusive license, under the LICENSED PATENTS, with the right to grant sublicenses, to make, have made, use, sell, have sold, import or export LICENSED PRODUCTS, and to practice any LICENSED METHOD, within the FIELD in the LICENSED TERRITORY (the "LICENSE").

      3.2. To the extent that any invention included within the LICENSED PATENTS has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention as set forth in 35 U.S.C. ss.200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (the "Federal Patent Policy"). As a condition of the license granted hereby, LICENSEE acknowledges and shall comply with all aspects of the Federal Patent Policy applicable to the LICENSED PATENTS, including the obligation that LICENSED PRODUCTS used or sold in the United States be manufactured substantially in the United States. Nothing contained in this Agreement obligates or shall obligate INSTITUTIONS to take any action that would conflict in any respect with its past, current or future obligations to the United States Government under the Federal Patent Policy with respect to the LICENSED PATENTS.

      3.3. The LICENSE is expressly made subject to INSTITUTIONS's reservation of the right to make, use and practice the LICENSED PATENTS and LICENSED METHODS for ACADEMIC RESEARCH PURPOSES. Nothing in this Agreement shall be construed to grant by implication, estoppel or otherwise any licenses under patents of INSTITUTIONS other than the LICENSED PATENTS.

      3.4. Unless terminated earlier as provided in Article 13, the term of this Agreement (the "TERM") shall commence on the EFFECTIVE DATE and shall automatically expire, on a country-by-country basis, on the date on which the last of the claims of the patents described in the LICENSED PATENTS in such country expires, lapses or is declared to be invalid by a non-appealable decision of a court or other authority of competent jurisdiction through no fault or cause of LICENSEE.

      3.5. Except as expressly provided in this Agreement, under no circumstances will LICENSEE, as a result of this Agreement, obtain any interest in or any other right to any technology, know-how, patents, patent applications, materials or other intellectual or proprietary property of INSTITUTIONS.

      3.6 To the YALE--Office of Cooperative Researchs' knowledge and belief, the INSTITUTIONS have all right, title, and interest in and to the LICENSED PATENTS, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever and to the YALE Office of Cooperative Researchs' knowledge and belief there are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of the LICENSEE under this Agreement with respect to, or which may lead to a claim of infringement or invalidity regarding, any part or all of the LICENSED PATENTS and their use as contemplated in the underlying patent applications as presently drafted.

      3.7 To the YALE Office of Cooperative Research's knowledge and belief there is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the LICENSED PATENTS and their use as contemplated in the underlying patent applications as presently drafted. In the event that the INSTITUTIONS become knowledgeable of material information, INSTITUTIONS shall inform LICENSEE promptly.

                             ARTICLE 4 SUBLICENSES

      4.1. INSTITUTIONS hereby grants to LICENSEE the right to sublicense its right to make, have made, use, sell, have sold, import or export LICENSED PRODUCTS and to practice any LICENSED METHOD, within the FIELD in the LICENSED TERRITORY provided this Agreement is in effect and LICENSEE is not in breach of its obligations hereunder.

      4.2. Any sublicense granted by LICENSEE shall include substantially the same Definitions and provisions on Due Diligence, Confidentiality and Publicity, Reporting Requirements, Indemnification, Insurance and Warranties, Patent Notices and Use of INSTITUTIONS' Name, as are agreed to in this Agreement, and such other provisions as are needed to enable LICENSEE to comply with this Agreement. LICENSEE will provide INSTITUTIONS with a copy of each Sublicense Agreement promptly after execution. A breach of this provision shall constitute a material breach that is subject to Article 13.5(b).

      4.3. LICENSEE may determine royalty rates payable by SUBLICENSEES in its discretion; however, LICENSEE shall pay royalties to INSTITUTIONS on NET SALES of SUBLICENSEES based on the same royalty rate as apply to NET SALES by LICENSEE and its

AFFILIATES. In addition, LICENSEE shall pay to INSTITUTIONS a percentage of any SUBLICENSE INCOME per the following schedule, wherein "ex US" shall mean any country outside of the United States:

Calendar Year of        Percentage Payable      Percentage Payable
Sublicensing Income     to INSTITUTIONS         to INSTITUTIONS ex US
-------------------     ---------------         ---------------------
     2004               Forty percent (40%)     Twenty percent (20%)
     2005               Thirty percent (30%)    Fifteen percent (15%)
     2006               Twenty percent (20%)    Ten percent (10%)
     2007               Fifteen percent (15%)   Seven and a half percent (7.5%)
     2008               Ten percent (10%)       Five percent (5%)
2009 and beyond         Five percent (5%)       Two and a half percent (2.5%)

      4.4. LICENSEE agrees that it has sole responsibility to promptly :

            (a) provide INSTITUTIONS with a copy of each sublicense granted by LICENSEE under this Agreement and any amendments to such sublicense and to notify INSTITUTIONS of termination of any sublicense; and

            (b) summarize and deliver to INSTITUTIONS copies of all reports provided to LICENSEE by SUBLICENSEES.

     ARTICLE 5 MILESTONE PAYMENTS, MAINTENANCE FEES AND OTHER CONSIDERATION

      5.1. In consideration for initiation of the license granted hereunder, on the Effective Date, the LICENSEE agrees to: (i) pay to INSTITUTIONS One Hundred Thousand Dollars ($100,000); (ii) issue to INSTITUTIONS ten (10) year fully-vested options (the "OPTIONS") to one hundred thousand (100,000) shares of common stock of the Company (the "COMMON STOCK") at an exercise price equal to one dollar and forty three cents ($1.43) per share (a form of such agreement (the "OPTION AGREEMENT") is attached as Appendix B hereto); INSTITUTIONS and LICENSEE agree to execute such other documents and to provide such additional information as may be required by law to issue the OPTIONS in accordance with the terms of this Agreement. The OPTIONS shall be entitled to receive ANTIDILUTION PROTECTION and shall have rights and preferences that are no less than any other stock or options issued by the Company either prior to the EFFECTIVE DATE or within twelve (12) months of the EFFECTIVE DATE

            (a) INSTITUTIONS shall have the right to participate, on a pro rata basis, in any sales of shares by existing shareholders in subsequent financings.

            (b) The Company agrees that if, at any time, and from time to time, after the earlier to occur of (i) the date of the initial public offering of the Common Stock (the "IPO") or (ii) the first date (the "Trading Date") on which the Common Stock (or securities received in exchange for Common Stock) trades on a national securities exchange or on the NASDAQ (a "Trading

Event"), the Board of Directors of the Company (the "Board") shall authorize the filing of a registration statement under the Securities Act (other than the initial public offering of the Company's Common Stock or a registration statement on Form S-8, Form S-4 or any other form that does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its stockholders, the Company shall: (A) promptly notify the INSTITUTIONS and INVENTORS that such registration statement will be filed (i) so that INSTITUTIONS may exercise their OPTIONS should they choose to do so at that time, and (ii) that the shares held by the INSTITUTIONS (including those received pursuant to the exercise of OPTIONS at that time) will be included in such registration statement at INSTITUTIONS' request; (B) cause such registration statement to cover all of such shares owned by the INSTITUTIONS for which the INSTITUTIONS requests inclusion; (C) use best efforts to cause such registration statement to become effective as soon as practicable; and (D) take all other reasonable action necessary under any Federal or state law or regulation of any governmental authority to permit all such shares that have been issued to the INSTITUTIONS to be sold or otherwise disposed of, and will maintain such compliance with each such Federal and state law and regulation of any governmental authority for the period necessary for such INSTITUTION to promptly effect the proposed sale or other disposition.

            (c) Any COMMON STOCK or OPTIONS to be issued pursuant to the terms of this Agreement shall also be issued in accordance with the directions of INSTITUTIONS so that INSTITUTIONS may comply with INSTITUTIONS' royalty sharing policies, including direct issuance of certain of the COMMON STOCK and OPTIONS to the INVENTORS. Rights provided to INSTITUTIONS hereunder due to their ownership of COMMON STOCK and OPTIONS shall also apply to COMMON STOCK and OPTIONS received by INVENTORS hereunder (including without limitation the right to receive notice pursuant to Section 5.1(b) of this Agreement.

            (d) COMPANY is duly authorized to enter into this Agreement and to issue the COMMON STOCK and OPTIONS as outlined herein, and has procured any and all necessary approvals in connection therewith. Upon COMPANY'S execution of the Agreement and any OPTION AGREEMENTS issued pursuant to the Agreement, such agreements shall constitute legal, valid, binding and enforceable obligations of the COMPANY.

      5.2. LICENSEE shall pay to YALE an estimated $15,000 for YALE's unreimbursed past patent expenses within 90 days of the Effective Date.

      5.3. During the TERM of this Agreement, LICENSEE agrees to pay to INSTITUTIONS an annual license maintenance fee of Twenty Five Thousand Dollars ($25,000.00) commencing on the first anniversary of the EFFECTIVE DATE and every anniversary thereafter until LICENSEE starts to pay Minimum Royalty Payments under Article 6 hereunder.

      5.4. LICENSEE shall pay the following non-refundable milestone payments to INSTITUTIONS for each LICENSED PRODUCT developed by LICENSEE:

            (a) Two Hundred Fifty Thousand Dollars ($250,000.00) upon the demonstration of efficacy in a Phase IIb clinical trial for a LICENSED PRODUCT; and

            (b) Two Hundred Fifty Thousand Dollars ($250,000.00) following receipt by the LICENSEE of an approvable letter from the United States Food and Drug Administration ("FDA") for the first NDA filed by the Company for a LICENSED PRODUCT.

            Solely with respect to the milestone payment described in 5.3(a), the LICENSEE shall pay INSTITUTIONS a minimum of One Hundred Thousand ($100,000) in cash. The LICENSEE may, in its sole discretion, determine to satisfy the balance of such milestone payment through the issuance to INSTITUTIONS of shares of COMMON STOCK at the then current FAIR MARKET VALUE of the COMMON STOCK. Any shares issued pursuant to this Section 5.3 shall be entitled to ANTIDILUTION PROTECTION.

      5.5. Neither the license issue maintenance fee set forth in Article 5.2 nor the milestone payments set forth in Article 5.3 shall be credited against EARNED ROYALTIES payable under Article 6.

      5.6. As partial consideration for the license granted herein, LICENSEE -agrees to enter into a research agreement within 60 days of the EFFECTIVE DATE under which LICENSEE will fund research by - Yung-Chi Cheng at YALE related to the INVENTIONS, which funding shall be in the minimum amount of eighty one thousand dollars ($81,000) for a period of two years from the effective date of such research agreement, subject to approval of a research plan by Dr. Cheng and YALE.

              ARTICLE 6 EARNED ROYALTIES; MINIMUM ROYALTY PAYMENTS

      6.1. During the TERM of this Agreement, as partial consideration for the LICENSE, LICENSEE shall pay to INSTITUTIONS an earned royalty on worldwide cumulative NET SALES of LICENSED PRODUCTS or LICENSED METHODS by LICENSEE or its SUBLICENSEES or AFFILIATES of three percent (3%) in each calendar year ("EARNED ROYALTIES").

      6.2. Minimum Royalty Payments. LICNESEE shall pay make minimum royalty payments creditable to royalties from sales in the following amounts:

                      Calendar Year         Minimum Royalty Payment
                      -------------         -----------------------
                         2012                     $  200,000
                         2013                     $  500,000
                         2014                     $1,000,000
                         2015                     $  500,000

      6.3. LICENSEE shall pay all EARNED ROYALTIES accruing to INSTITUTIONS within forty five (45) days from the end of each calendar quarter (March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which NET SALES occur.

      6.4. All EARNED ROYALTIES and other payments due under this Agreement shall be paid to INSTITUTIONS in United States Dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank at the end of the last business day of the quarter in which the royalty was earned. If overdue, the royalties and any other payments due under this Agreement shall bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at Citibank on the due date and INSTITUTIONS shall be entitled to recover reasonable attorneys' fees and costs related to the administration or enforcement of this Agreement, including collection of royalties or other payments, following such failure to pay. The payment of such interest shall not foreclose INSTITUTIONS from exercising any other right it may have as a consequence of the failure of LICENSEE to make any payment when due.

                            ARTICLE 7 DUE DILIGENCE

      7.1. LICENSEE has designed a plan for developing and commercializing the LICENSED PATENTS that includes a description of research and development, testing, government approval, manufacturing, marketing and sale or lease of LICENSED PRODUCTS and/or LICENSED METHODS ("PLAN"). A copy of the PLAN is attached to this Agreement as Appendix C and incorporated herein by reference.

      7.2 LICENSEE shall use all REASONABLE COMMERCIAL EFFORTS, after the EFFECTIVE DATE of this Agreement, to begin to implement the PLAN at its sole expense and thereafter to diligently commercialize and develop markets for the LICENSED PRODUCTS and LICENSED METHODS. In addition, the LICENSEE agrees as follows:

            (a) Within 90 days of the EFFECTIVE DATE, LICENSEE shall have a cash balance in its account of no less than $1,000,000.00;

            (b) LICENSEE shall initiate a Phase I clinical trial within 24 months of the EFFECTIVE DATE;

            (c) LICENSEE shall initiate a Phase II clinical trial within 18 months of completion of a successful Phase I clinical trial; and

            (d) LICENSEE shall file an NDA for regulatory approval in the United States within seven (7) years of the execution date of this Agreement.

      7.3 Within thirty (30) days of each anniversary of the EFFECTIVE DATE of this Agreement, LICENSEE shall provide a written report to INSTITUTIONS, indicating LICENSEE's progress and problems to date in performance under the PLAN, commercialization of LICENSED PRODUCTS and LICENSED METHODS, and an updated copy of the PLAN that includes a forecast and schedule of major events required to market the LICENSED PRODUCTS. The updated PLAN shall be consistent with those utilized by companies of similar size and type that have successfully developed products and services similar to LICENSED PRODUCTS and LICENSED METHODS.

      7.4 If at any time LICENSEE abandons or suspends its research, development or marketing of the LICENSED PRODUCTS and or LICENSED METHODS, or its intent to research, develop and market such products or methods, or otherwise fails to comply with its due diligence obligations under this Article for a period exceeding ninety (90) days, LICENSEE shall immediately notify INSTITUTIONS giving reasons and a statement of its intended actions.

      7.5 LICENSEE agrees that INSTITUTIONS shall be entitled to terminate this Agreement pursuant to Article 13.1(b) if: (a) LICENSEE shall fail to receive written approval of the PLAN as defined in Article 7.1 or Article 7.2; or (b) LICENSEE shall fail to implement the PLAN in accordance with this Article, and
(c) LICENSEE shall fail to incur direct expenditures toward the development and commercialization of a LICENSED PRODUCT or LICENSED METHOD per the following schedule:

                   Calendar Year                      Amount
                   -------------                      ------

                        2005                       $500,000.00
                        2006                       $500,000.00
                        2007                      $1,000,000.00
                        2008                      $1,500,000.00
                        2009                      $2,000,000.00
                        2010                      $2,000,000.00
                        2011                       $500,000.00
                        2012                       $500,000.00

                    ARTICLE 8 CONFIDENTIALITY AND PUBLICITY

      8.1. Subject to the parties' rights and obligations pursuant to this Agreement, INSTITUTIONS and LICENSEE agree that during the term of this Agreement and for five (5) years thereafter, each of them:

            (a) will keep confidential and will cause their AFFILIATES and, in the case of LICENSEE, its SUBLICENSEES, to keep confidential, CONFIDENTIAL INFORMATION disclosed to it by the other party, by taking whatever action the party receiving the CONFIDENTIAL INFORMATION would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION, which in no event shall be less than reasonable care; and

            (b) will only disclose that part of the other's CONFIDENTIAL INFORMATION to its officers, employees or agents that is necessary for those officers, employees or agents who need to know to carry out its responsibilities under this Agreement; and

            (c) will not use the other party's CONFIDENTIAL INFORMATION other than as expressly set forth in this Agreement or disclose the other's CONFIDENTIAL INFORMATION to any third parties under any circumstance without advance written permission from the other party; and

            (d) will, within sixty (60) days of termination of this Agreement, return all the CONFIDENTIAL INFORMATION disclosed to it by the other party pursuant to this Agreement except for one copy which may be retained by the recipient for monitoring compliance with this Article 8.

      8.2. The obligations of confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION that:

            (a) was known to the recipient prior to the disclosure by the disclosing party; or

            (b) is at the time of disclosure or has become thereafter publicly known through no fault or omission attributable to the recipient; or

            (c) is rightfully given to the recipient from sources independent of the disclosing party; or

            (d) is independently developed by the receiving party without use of or reference to the CONFIDENTIAL INFORMATION of the other party; or

            (e) is required to be disclosed by law in the opinion of recipient's attorney, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order.

      8.3. Except as required by law, neither party may disclose the financial terms of this Agreement without the prior written consent of the other party.

                   ARTICLE 9 REPORTS, RECORDS AND INSPECTIONS

      9.1. LICENSEE shall, within thirty (30) days after the calendar year in which NET SALES first occur, and within thirty (30) days after each calendar quarter (March 31, June 30, September 30 and December 31) thereafter, provide INSTITUTIONS with a written report detailing the NET SALES and uses, if any, made by LICENSEE, its SUBLICENSEES and AFFILIATES of LICENSED PRODUCTS and LICENSED METHODS during the preceding calendar quarter and calculating the payments due pursuant to Article 6. NET SALES of LICENSED PRODUCTS or LICENSED METHODS shall be deemed to have occurred on the date of invoice for such LICENSED PRODUCTS or LICENSED METHODS. Each such report shall be signed by an officer of LICENSEE (or the officer's designee), and must include:

            (a) the number of LICENSED PRODUCTS manufactured, sold, leased or otherwise transferred or disposed of, and the amount of LICENSED METHODS sold, by LICENSEE, SUBLICENSEES and AFFILIATES;

            (b) a calculation of NET SALES for the applicable reporting period in each country, including the gross invoice prices charged for the LICENSED PRODUCTS and LICENSED METHODS and any permitted deductions made pursuant to
Article 2.20;

            (c) a calculation of total royalties or other payment due, including any exchange rates used for conversion; and

            (d) names and addresses of all SUBLICENSEES and the type and amount of any SUBLICENSE INCOME received from each SUBLICENSEE.

      9.2. LICENSEE and its SUBLICENSEES shall keep and maintain complete and accurate records and books containing an accurate accounting of all data in sufficient detail to enable verification of EARNED ROYALTIES and other payments under this Agreement. LICENSEE shall preserve such books and records for three
(3) years after the calendar year to which they pertain. Such books and records shall be open to inspection by INSTITUTIONS or an independent certified public accountant selected by INSTITUTIONS, at INSTITUTIONS' expense, during normal business hours upon ten (10) days' prior written notice, for the purpose of verifying the accuracy of the reports and computations rendered by LICENSEE but in no event more than two (2) times during any 12 month period. In the event LICENSEE underpaid the amounts due to INSTITUTIONS with respect to the audited period by more than five percent (5%), LICENSEE shall pay the reasonable cost of such examination, together with the deficiency not previously paid, and accrued interest on the underpayment at the lesser of the maximum rate allowed by law or 1 1/2 % per month, all within thirty (30) days of receiving notice thereof from INSTITUTIONS.

      9.3. On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide INSTITUTIONS with a summary report of LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement.

      9.4 Within thirty (30) days of LICENSEE's FIRST SALE, LICENSEE shall notify INSTITUTIONS of such FIRST SALE.

                          ARTICLE 10 PATENT PROTECTION

      10.1. LICENSEE shall be responsible for all future costs of filing, prosecution and maintenance of all United States patent applications contained in the LICENSED PATENTS. Any and all such United States patent applications, and resulting issued patents, shall remain the property of INSTITUTIONS.

      10.2. LICENSEE shall be responsible for all present and future costs of filing, prosecution and maintenance of all foreign patent applications, and patents contained in the LICENSED PATENTS in the countries outside the United States in the LICENSED TERRITORY selected by INSTITUTIONS and agreed to by LICENSEE. All such applications or patents shall remain the property of INSTITUTIONS.

      10.3. If LICENSEE does not agree to pay the expenses of filing, prosecuting or maintaining a patent application or patent in any country outside the United States, or fails to pay the expenses of filing, prosecuting or maintaining a patent application or patent in the United States, then LICENSEE's rights under this Agreement shall terminate automatically with respect to that country.

      10.4. The costs mentioned in Articles 10.2 and 10.3 shall include, but are not limited to, any past, present and future taxes, annuities, working fees, maintenance fees, renewal and extension charges. Such past costs shall be payable pursuant to Section 5.1 herein. Payment of future costs shall be made, at YALE's option, either directly to patent counsel or by reimbursement to YALE. LICENSEE shall make payment directly to the appropriate party within thirty (30) days of receiving its invoice. If LICENSEE fails to make payment to YALE or patent counsel, as appropriate, within the thirty day period, LICENSEE shall be charged a five percent (5%) surcharge on the invoiced amount per month or fraction thereof or such higher amount as may be charged by patent counsel. Failure of LICENSEE to pay the surcharge shall be grounds for termination by YALE under
Article 13.5(b).

      10.5. All patent applications under the LICENSED PATENTS shall be prepared, prosecuted, filed and maintained by independent patent counsel selected by LICENSEE and agreed to by YALE. LICENSEE shall be responsible for directing prosecution. With respect to any LICENSED PATENTS, LICENSEE and patent counsel shall (a) consult with YALE and keep YALE fully informed about the progress of all patent applications and patents, including all issues relating to the preparation, filing, prosecution and maintenance of LICENSED PATENTS, (b) consult with YALE and keep YALE fully informed about LICENSEE's patent strategy with respect to the LICENSED PATENTS, (c) provide to YALE advance copies of documents relevant to preparation, filing, prosecution and maintenance of the LICENSED PATENTS sufficiently in advance of filing to allow YALE a reasonable opportunity to review and comment on such documents, (d) seriously consider all YALE comments on such patent filings and (e) provide YALE with final copies of such documents. LICENSEE agrees to use commercially reasonable efforts to obtain broad and strong patent protection in the best interest of YALE and LICENSEE. LICENSEE will not abandon any patent application, or make decisions that would have a material impact on the nature or scope of any claims, without YALE's prior written consent.

      10.6. LICENSEE shall apply, and shall require SUBLICENSEES to apply, the patent marking notices required by the law of any country where LICENSED PRODUCTS are made, sold or used, and in accordance with the applicable patent laws of that country.

                     ARTICLE 11 INFRINGEMENT AND LITIGATION

      11.1. Each party shall promptly notify the other in writing in the event that it obtains knowledge of infringing activity by third parties, or is sued or threatened with an infringement suit, in any country in the LICENSED TERRITORY as a result of activities that concern the LICENSED PATENTS and shall supply the other party with documentation of the infringing activities that it possesses.

      11.2. During the TERM of this Agreement:

            (a) LICENSEE shall have the first right and obligation to defend the LICENSED PATENTS against infringement or interference in the FIELD and in the LICENSED TERRITORY by third parties except with respect to use of LICENSED PRODUCTS by INSTITUTIONS or non-profit institutions collaborating with INSTITUTIONS for ACADEMIC RESEARCH PURPOSES. This right and obligation includes bringing any legal action for infringement and defending any counter claim of invalidity or action of a third party for declaratory judgment for non-infringement or non-interference. If, in the reasonable opinion of LICENSEE's and INSTITUTIONS' respective counsel, INSTITUTIONS are required to be a named party to any such suit for standing purposes, LICENSEE may join INSTITUTIONS as a party; provided, however, that (i) INSTITUTIONS shall not be the first named parties in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSEE and that LICENSEE has joined

INSTITUTIONS as a party; and (iii) LICENSEE shall keep INSTITUTIONS reasonably apprised of all developments in any such action. LICENSEE may settle such suits solely in its own name and solely at its own expense and through counsel of its own selection; provided, however, that no settlement shall be entered without INSTITUTIONS' prior written consent. LICENSEE shall bear the expense of such legal actions. Except for providing reasonable assistance, at the request and expense of LICENSEE, INSTITUTIONS shall have no obligation regarding the legal actions described in Article 11.2 unless required to participate by law. However, INSTITUTIONS shall have the right to participate in any such action through its own counsel and at its own expense. Any recovery shall first be applied to LICENSEE's out of pocket expenses and legal fees, and second shall be applied to INSTITUTIONS' out of pocket expenses, including legal fees. Any excess recovery over those expenses representing loss of sales due to the infringement shall be treated as NET SALES for which INSTITUTIONS shall be paid EARNED ROYALTIES. INSTITUTIONS shall recover 25% of excess recovery over expenses and loss of sales.

            (b) In the event LICENSEE fails to initiate and pursue or participate in the actions described in Article 11.2(a) within sixty (60) days of (a) notification of infringement from INSTITUTIONS or (b) the date LICENSEE otherwise first becomes aware of an infringement, whichever is earlier, INSTITUTIONS shall have the right to initiate such legal action at its own expense and INSTITUTIONS may use the name of LICENSEE as party plaintiff to uphold the LICENSED PATENTS. In such case, LICENSEE shall provide reasonable assistance to INSTITUTIONS if requested to do so. INSTITUTIONS may settle such actions solely through its own counsel. Any recovery shall be split between INSTITUTIONS and LICENSEE on a pro rata basis as determined by the relative total out of pocket and legal expenses incurred by each party in pursuing the legal action solely through INSTITUTIONS counsel and settled in favor of INSTITUTIONS.

      11.3. In the event LICENSEE is permanently enjoined from exercising its LICENSE under this Agreement pursuant to an infringement action brought by a third party, or if both LICENSEE and INSTITUTIONS elect not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit, then either party shall have the right to terminate this Agreement in the country where the suit was filed with respect to the licensed patent following thirty (30) days' written notice to the other party in accordance with the terms of Article 15.

                         ARTICLE 12 USE OF YALE'S NAME

      LICENSEE shall not use the name "Yale" or "Yale University," nor any variation or adaptation thereof, nor any trademark, tradename or other designation owned by YALE, nor the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of YALE in each instance; provided, however, that YALE acknowledges and agrees that the LICENSEE may use the names of YALE where the use of such names may be required by law, including in various documents used by the LICENSEE for capital raising and financing without such prior written consent.

      LICENSEE shall not use the name "The Research Foundation of State University of New York", "University at Buffalo" or "State University of New York", nor any variation or adaptation thereof (including logos or symbols association with the foregoing), nor any trademark, tradename or other designation owned by FOUNDATION or related entity, nor the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of FOUNDATION in each instance; provided, however, that FOUNDATION acknowledges and agrees that the LICENSEE may use the names of FOUNDATION where the use of such names may be required by law, including in various documents used by the LICENSEE for capital raising and financing without such prior written consent.

                             ARTICLE 13 TERMINATION

      13.1. INSTITUTIONS shall have the right to terminate this Agreement upon written notice to LICENSEE in the event LICENSEE:


            (a) fails to make any payment whatsoever due and payable pursuant to this Agreement with the exception of license initiation payment under Article
5.1 (i) unless LICENSEE shall make all such payments within the thirty (30) day period after receipt of written notice from INSTITUTIONS (provided that the payment of interest under Article 6.4 shall not foreclose INSTITUTIONS from exercising any rights it may have under this Article 13.1(a)); or

            (b) commits a material breach of any other provision of this Agreement which is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from INSTITUTIONS, or upon receipt of such notice if such breach is not capable of being cured; or

            (c) fails to obtain or maintain adequate insurance as described in
Article 14, whereupon INSTITUTIONS may terminate this Agreement immediately upon written notice to LICENSEE.

            (d) fails to make the license initiation payment under Article 5.1
(i) within 3 business days of the EFFECTIVE DATE

      13.2. This Agreement may be terminated by INSTITUTIONS in the event LICENSEE (i) shall cease to carry on its business or becomes INSOLVENT and has not cured within 60 days, (ii) files for bankruptcy, (iii) a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for sixty (60) days, (iv) LICENSEE makes a general assignment for the benefit of creditors, or (v) a receiver is appointed for LICENSEE. LICENSEE shall disclose documents in such instances within 30 days.

      13.3. LICENSEE shall have the right to terminate this Agreement upon written notice to INSTITUTIONS:

            (a) at any time on 90 day's notice to INSTITUTIONS; or

            (b) in the event INSTITUTIONS commits a material breach of any of the provisions of this Agreement and such breach is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from LICENSEE, or upon receipt of such notice if such breach is not capable of being cured.

      13.4. Upon termination of this Agreement, for any reason, all rights and licenses granted to LICENSEE under the terms of this Agreement are terminated and INSTITUTIONS has the option, in its discretion, to terminate any sublicense granted by LICENSEE. Upon such termination, LICENSEE shall cease to manufacture or sell LICENSED PRODUCTS and cease to practice LICENSED METHODS. Within sixty
(60) days of the effective date of termination LICENSEE shall return to
INSTITUTIONS:

            (a) All materials relating to or containing the LICENSED PATENTS, LICENSED METHODS or CONFIDENTIAL INFORMATION disclosed by INSTITUTIONS the last report required under Article 7 or 9; and

            (b) All payments incurred up to the effective date of termination.

      13.5. Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE's obligation to pay all royalties and other payments specified by Article 5 and 6. The following provisions shall survive any termination: Articles 2 and 8, the preservation and inspection obligations of
Article 9, Article 12, Article 13, Article 14, Article 15, Article 16.1, and
Article 17. The parties agree that claims giving rise to indemnification may arise after the TERM or termination of the LICENSE granted herein.

      13.6. The rights provided in this Article 13 shall be in addition and without prejudice to any other rights which the parties may have with respect to any default or breach of the provisions of this Agreement.

      13.7. Waiver by either party of one or more defaults or breaches shall not deprive such party of the right to terminate because of any subsequent default or breach. Upon termination of this Agreement for any reason other than breach by INSTITUTIONS, LICENSEE shall permit INSTITUTIONS and its future licensees to utilize, reference and otherwise have the benefit of all regulatory approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies with respect to, the LICENSED PRODUCTS or LICENSED METHODS. In addition, at INSTITUTIONS' request, LICENSEE shall deliver to INSTITUTIONS all records required by regulatory authorities to be maintained with respect to the sale, storage, handling, shipping and use of the LICENSED PRODUCTS or LICENSED METHODS, all reimbursement approval files, all documents, data and information related to clinical trials and other studies of LICENSED PRODUCTS or LICENSED METHODS, any other data, techniques, know-how and other information developed or generated that relate to the LICENSED PATENTS, LICENSED PRODUCTS or LICENSED METHODS, and all copies and facsimiles of such materials, documents, information and files. INSTITUTIONS agrees that, subject to the provisions of
Article 8, LICENSEE may retain one copy thereof to the extent LICENSEE is required by law to maintain such copy.

              ARTICLE 14 INDEMNIFICATION; INSURANCE; NO WARRANTIES

      14.1. LICENSEE shall defend, indemnify and hold harmless INSTITUTIONS, their trustees, directors, officers, employees, and agents and their respective successors, heirs and assigns against any and all liabilities, claims, demands, damages, judgments, losses and expenses of any nature, including without limitation legal expenses and attorneys' fees (a "CLAIM"), arising out of any theory of liability (including without limitation tort, warranty, or strict liability) and the death, personal injury, or illness of any person or out of damage to any property related in any way to the rights granted under this Agreement; or resulting from the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of the LICENSED PRODUCTS or LICENSED METHODS by LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees; or in connection with any statement, representation or warranty of LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees with respect to the LICENSED PRODUCTS or LICENSED METHODS; provided, however, that the LICENSEE shall not be responsible to indemnify INSTITUTIONS pursuant to this section 14.1 to the extent any CLAIM arises out of INSTITUTIONS' gross negligence or willful misconduct.

      14.2. LICENSEE shall purchase and maintain in effect and shall require its SUBLICENSEES to purchase and maintain in effect a policy of commercial, general liability insurance to protect INSTITUTIONS with respect to events described in
Article 14.1. Such insurance shall:

                (a) list "YALE, its trustees, directors, officers, employees and agents" and "FOUNDATION, its trustees, directors, officers, employees and agents" as additional insureds under the policy;

            (b) provide that such policy is primary and not excess or contributory with regard to other insurance INSTITUTIONS may have;

            (c) be endorsed to include product liability coverage in amounts no less than One Million Dollars ($1,000,000.00) per incident and Three Million Dollars ($3,000,000.00) annual aggregate; and

            (d) be endorsed to include contractual liability coverage for LICENSEE's indemnification under Article 14.1; and

            (e) by virtue of the minimum amount of insurance coverage required under Article 14.2(c), not be construed to create a limit of LICENSEE's liability with respect to its indemnification under Article 14.1.

      14.3. By signing this Agreement, LICENSEE certifies that the requirements of Article 14.2 will be met on or before the earlier of (a) the date of FIRST SALE of any LICENSED PRODUCT or LICENSED METHOD or (b) the date any LICENSED PRODUCT, or LICENSED METHOD is tested or used on humans, and will continue to be met thereafter. Upon INSTITUTIONS' request, LICENSEE shall furnish a Certificate of Insurance and a copy of the current Insurance Policy to INSTITUTIONS. LICENSEE shall give thirty (30) days' written notice to INSTITUTIONS prior to any cancellation of or material change to the policy.

      14.4. (a) INSTITUTIONS MAKE NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES THAT ANY CLAIMS OF THE LICENSED PATENTS, ISSUED OR PENDING, ARE VALID, OR THAT THE MANUFACTURE, USE, SALE OR OTHER DISPOSAL OF THE LICENSED PRODUCTS, OR PRACTICE OF THE LICENSED METHODS DOES NOT OR WILL NOT INFRINGE UPON ANY PATENT OR OTHER RIGHTS NOT VESTED IN INSTITUTIONS.

            (b) INSTITUTIONS MAKE NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES WHATSOEVER WITH RESPECT TO THE LICENSED PATENTS, LICENSED PRODUCTS AND LICENSED METHODS, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE SHALL MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES WHICH ARE INCONSISTENT WITH SUCH DISCLAIMER BY INSTITUTIONS. IN NO EVENT SHALL INSTITUTIONS, OR THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER UNLESS INSTITUTIONS SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. IN NO EVENT SHALL EITHER INSTITUTION, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR DAMAGES IN EXCESS OF AMOUNTS SUCH INSTITUTION HAS RECEIVED FROM LICENSEE UNDER THIS LICENSE.

                          ARTICLE 15 NOTICES, PAYMENTS

      15.1. Any notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other parties, and (d) shall be effective upon receipt:

FOR INSTITUTIONS:                           FOR LICENSEE:
Director                                    President & CEO
YALE UNIVERSITY                             HUDSON HEALTH SCIENCES, Inc.
Office of Cooperative Research              400 Oyster Point Blvd., Suite 215
P.O. Box 208366                             South San Francisco, CA 94080
433 Temple Street
New Haven, CT 06520-8336

Director
Intellectual Property Division/STOR
UB Technology Incubator, Suite 111
Baird Research Park
1576 Sweet Home Road
Amherst, NY 14228

All notices and other communications required by this Agreement shall be sent to all parties hereto for the period commencing on the Effective Date and ending on January 23, 2008, and all notices and other communications required by this Agreement shall only be sent by and to LICENSEE and YALE after January 23, 2008.

All payment payable by LICENSEE to INSTITUTIONS shall be either sent to YALE on behalf of the INSTITUIONS, or wired to INSTITUTIONS per instructions from YALE . YALE shall be responsible for disbursing FOUNDATION's share of such amounts to FOUNDATION, except that FOUNDATION's share of any Common Stock or options to be issued pursuant to this Agreement shall be directly issued to FOUNDATION.

                     ARTICLE 16 LAWS, FORUM AND REGULATIONS

      16.1. Any matter arising out of or related to this Agreement shall be governed by and in accordance with the substantive laws of the State of Connecticut, without regard to its conflicts of law principles, except where the federal laws of the United States are applicable and have precedence. Any dispute arising out of or related to this Agreement shall be brought in a court of competent jurisdiction in the State of Connecticut.

      16.2. LICENSEE shall comply, and shall cause its AFFILIATES and SUBLICENSEES to comply, with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED PRODUCTS and practice of the LICENSED METHODS. In particular, LICENSEE shall be responsible for assuring compliance with all United States export laws and regulations applicable to this LICENSE and LICENSEE's activities under this Agreement.

                            ARTICLE 17 MISCELLANEOUS

      17.1. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

      17.2. This Agreement constitutes the entire agreement of the parties relating to the LICENSED PATENTS, LICENSED PRODUCTS and LICENSED METHODS, and all prior representations, agreements and understandings, written or oral, are merged into it and are superseded by this Agreement.

      17.3. The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

      17.4. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

      17.5. No person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

      17.6. This Agreement may not be amended or modified except by written agreement executed by each of the parties. This Agreement is personal to LICENSEE and shall not be assigned by LICENSEE without the prior written consent of INSTITUTIONS, except that LICENSEE may assign this Agreement to an entity that acquires all or substantially all of LICENSEE'S assets or that part of LICENSEE's business to which the Agreement relates, provided that any such assignee has agreed in writing to be bound by the terms and conditions of this Agreement. Any attempted assignment in contravention of this Article 17.6 shall be null and void and shall constitute a material breach of this Agreement.

      17.7. LICENSEE, or any SUBLICENSEE or assignee, will not create, assume or permit to exist any lien, pledge, security interest or other encumbrance on this Agreement or any sublicense.

      17.8. The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this Agreement.

      17.9. This Agreement may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

IN WITNESS to their Agreement, the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

YALE UNIVERSITY           The Research Foundation of           Hudson Health Sciences, Inc.
                          State University of New York, on
                          behalf of University at Buffalo

By:___________________    By:___________________               By:_____________________

Print Name:___________    Print Name: __________               Print Name: ____________

Title_________________    Title_________________               Title___________________

                                   APPENDIX A

                                LICENSED PATENTS

CNTRY          TITLE (ASSIGNEE)                                            APPLNNO         FILEDATE   PATENTNO   ISSUEDATE  STATUS
United States  5-Ioso 2-Pyrimidinone Nucleoside (FOUNDATION)                                          4,895,937  1/23/90    Issued

Canada         Determination of prodrugs metabolizable by the liver and    2,103,050       5/15/1992                        Pending
               therapeutic use thereof (YALE)

European       Determination of prodrugs metabolizable by the liver and    92912221.6-1216 5/15/1992                        Pending
               therapeutic use thereof (YALE)

Ireland        Determination of prodrugs metabolizable by the liver and    IR 92/1581      5/15/1992                        Pending
               therapeutic use thereof (YALE)

Israel         Determination of prodrugs metabolizable by the liver and    101,879         5/15/1992  101,879    5/15/1992  Issued
               therapeutic use thereof (YALE)

Japan          Determination of prodrugs metabolizable by the liver and    92/500240       5/15/1992                        Pending
               therapeutic use thereof (YALE)

South Korea    Determination of prodrugs metabolizable by the liver and    245252          5/15/1992  245252     11/27/1999 Issued
(Republic of   therapeutic use thereof (YALE)
               Korea)
United States  Determination of prodrugs metabolizable by the liver and    08/146,164      4/19/1994  5,728,684  3/17/1998  Issued
               therapeutic use thereof (YALE)

Israel         Determination of prodrugs metabolizable by the liver and    121,375         7/23/1997  121,375    8/13/1999  Issued
               therapeutic use thereof (YALE)


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